EXHIBIT 99.2


FOR IMMEDIATE RELEASE
                                             Investor contact: Karen Engebretson
                                                         Chief Financial Officer
                                                                    952.974.7000
                                                    kengebretson@field-works.com

                                                    Media contact: Gary Hornseth
                                    Hornseth Communications for FieldWorks, Inc.
                                                                    651.699.0759
                                                            ghornseth@uswest.net


                     FIELDWORKS ANNOUNCES REORGANIZATION AND
                          REDUCTION IN MANAGEMENT TEAM


EDEN PRAIRIE, Minn. -- (August 17, 2000) - FieldWorks Inc. (NasdaqSC: FWRX), a leading solution provider and mobile computer supplier for demanding field applications, announced organizational restructuring related to Kontron Embedded Computers AG exercising its option to acquire a majority position in FieldWorks. The management reorganization is designed to take advantage of synergies within the two companies, reduce on-going administrative and operating expenses, and further streamline the organization in light of Kontron's deepening involvement with FieldWorks.

The approximate 10% workforce reduction will occur primarily in the management of FieldWorks and the transition will occur over the next six weeks.


About FieldWorks
FieldWorks Inc., founded in 1992, designs, manufactures and sells solutions incorporating rugged computers for transportation, public service, military/government and heavy equipment industries worldwide. FieldWorks provides a complete solution to customers that includes product customization, integration and support services. FieldWorks products are designed and produced in compliance with its formal quality system, which is certified to the international ISO9001 quality standard.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the statements, including the impact of changing economic or business conditions, the impact of competition, the availability of financing, the success of products in the marketplace, other risk factors inherent in the computer industry and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.
                                      # # #